                       JOINT VENTURE AGREEMENT AMENDMENT

     This Joint Venture Agreement Amendment dated as of October 1, 2000, by and between ML JWH STRATEGIC ALLOCATION FUND L.P. (the "Partnership") and JOHN
W. HENRY & COMPANY INC. ("JWH").

                                   WITNESSETH

     WHEREAS, the parties hereto entered into a Joint Venture Agreement dated as of April 25, 1996 pursuant to which JWH is acting as a commodity trading advisor for the Partnership (as amended to the date hereof, the "Joint Venture Agreement," certain defined terms are used herein as defined therein); and

     WHEREAS, the parties hereto wish to amend the Joint Venture Agreement in order to provide for a reduction of the fees payable to JWH thereunder.

     NOW THEREFORE, in consideration of the premises and mutual covenants contained in the Joint Venture Agreement and herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Joint Venture Agreement as follows:

     1. AMENDMENT TO SECTION 7. Section 7 of the Joint Venture Agreement is hereby amended by deleting the amount ".333 of 1%" from the second line thereof and substituting in lieu thereof the amount ".167 of 1%".

     2. AMENDMENTS TO SECTION 8.

      (a) Section 8(b)(i) of the Joint Venture Agreement is hereby amended by deleting the amount "5%" from the seventh and seventeenth lines of such Section and substituting in lieu thereof the amount "3%".

      (b) Section 8(b)(ii) of the Joint Venture Agreement is hereby amended by deleting the amount "Fifteen percent (15%)" from the first line of such Section and substituting in lieu thereof the amount "Twenty percent (20%)".

      (c) Section 8(b)(iii) of the Joint Venture Agreement is hereby further amended by deleting the amount "15%" from the fourth line of such Section and substituting in lieu thereof the amount "20%".

      (d) A new Section 8(i) of the Joint Venture Agreement is hereby added which shall read in its entirety as follows:

      "(i) During no calendar quarter through June 30, 2001 shall the aggregate Management Fees and Profit Shares calculated pursuant to this Joint Venture Agreement, as amended pursuant to the Joint Venture Agreement Amendment dated as of October 1, 2000 (the "New Fees") exceed the aggregate Management Fees and Profit Shares that would have been calculated pursuant to the Joint Venture Agreement prior to the effectiveness of the Joint Venture Agreement Amendment dated as of October 1, 2000 (the "Existing Fees"). If for any calendar quarter ending on or before June 30, 2001 the New Fees, as initially calculated, exceed the Existing Fees, the Profit Share for such calendar quarter will be reduced to an amount, which, when added to the Management Fees, causes the New Fees to equal the Existing Fees.

     3. AMENDMENTS TO SCHEDULE I. Schedule I to the Joint Venture Agreement is hereby amended by (a) deleting the amount "$104,250,000" therefrom and substituting in lieu thereof $104,000,000", (b) deleting the amount "15%" therefrom and substituting in lieu thereof the amount "20%"; (c) deleting the amount "$165,000" therefrom each time that it appears, and substituting in lieu thereof the amount "$220,000" and (d) deleting the phrase "5% of month-end assets" therefrom each time that it appears, and substituting in lieu thereof the phrase "3% of month-end assets".

     4. ENTIRE AGREEMENT. This Amendment, together with the Joint Venture Agreement and all amendments thereto, constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it shall be in writing and signed by the party against whom enforcement is sought.

     5. EFFECTIVE DATE. The effective date of this Joint Venture Agreement Amendment is October 1, 2000, provided that the effective date of the hurdle rate reduction set forth in Section 2(a) herein is July 1, 2001.

     6. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall, however, together constitute one and the same document.

     IN WITNESS WHEREOF, the undersigned have hereto duly set forth their hand as of the 1st day of October, 2000.


                                       ML JWH STRATEGIC ALLOCATION FUND L.P.

                                       BY: MERRILL LYNCH INVESTMENT
                                       PARTNERS INC., ITS GENERAL PARTNER

                                       By: /s/ Steven B. Olgin
                                          -------------------------------------
                                          Name: Steven B. Olgin
                                          Title:


                                       JOHN W. HENRY & COMPANY INC.

                                       By: /s/ Verne O. Sedlacek
                                          -------------------------------------
                                          Name: Verne O. Sedlacek
                                          Title: President & CEO


Confirmed:
not as a Joint Venturer but
solely for the limited purposes
set forth herein

MERRILL LYNCH FUTURES INC.

By: /s/ David M. Oller
   -------------------------------
   Name: David M. Oller
   Title: SVP/CFO

       ML JWH STRATEGIC ALLOCATION FUND L.P.
       (A DELAWARE LIMITED PARTNERSHIP)
       AND JOINT VENTURE


       Consolidated Financial Statements for the years ended
       December 31, 2001, 2000 and 1999
       and Independent Auditors' Report




[MERRILL LYNCH LOGO]

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE


TABLE OF CONTENTS
                                                                           PAGE

INDEPENDENT AUDITORS' REPORT                                                  1

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Statements of Financial Condition as of December 31, 2001
  and 2000                                                                    2

  Consolidated Statements of Operations for the years ended December 31,
  2001, 2000 and 1999                                                         3

  Consolidated Statements of Changes in Partners' Capital for the years
  ended December 31, 2001, 2000 and 1999                                      4

  Consolidated Financial Data Highlights for the year ended December
  31, 2001                                                                    5

  Notes to Consolidated Financial Statements                               6-11

INDEPENDENT AUDITORS' REPORT

To the Partners of
  ML JWH Strategic Allocation Fund L.P.:

We have audited the accompanying consolidated statements of financial condition of ML JWH Strategic Allocation Fund L.P. (the "Partnership") and the ML JWH Strategic Joint Venture (the "Joint Venture") as of December 31, 2001 and 2000 and the related consolidated statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 2001, and the consolidated financial data highlights for the year ended December 31, 2001. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements and consolidated financial data highlights present fairly, in all material respects, the financial position of ML JWH Strategic Allocation Fund L.P. and the ML JWH Strategic Joint Venture as of December 31, 2001 and 2000, and the results of their operations and changes in their partners' capital and the financial data highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP


New York, New York
February 5, 2002

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE


CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2001 AND 2000

                                                                 2001           2000
                                                             ------------   ------------
ASSETS
Equity in commodity futures trading accounts:
  Cash and options premiums                                  $248,619,755   $132,821,791
  Net unrealized profit on open contracts (Note 2)             14,955,289     50,582,680
Commercial Paper (Cost: $111,460,842)                                --      111,460,842
Cash                                                                 --              254
Accrued interest (Notes 1 and 4)                                  372,122      1,840,366
                                                             ------------   ------------
              TOTAL                                          $263,947,166   $296,705,933
                                                             ============   ============
LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Brokerage commissions payable (Note 4)                     $  1,236,104   $  1,421,678
  Profit Share payable (Note 3)                                 5,986,222      2,594,708
  Redemptions payable                                           2,523,375      9,285,988
  Administrative fees payable (Note 4)                             53,744         61,812
                                                             ------------   ------------
          Total liabilities                                     9,799,445     13,364,186
                                                             ------------   ------------
MINORITY INTEREST                                                 170,731        174,477
                                                             ------------   ------------
PARTNERS' CAPITAL:
    General Partner (15,044 Units and 18,536 Units)             2,556,954      3,219,589
    Limited Partners (1,479,238 Units and 1,611,725 Units)    251,420,036    279,947,681
                                                             ------------   ------------
          Total partners' capital                             253,976,990    283,167,270
                                                             ------------   ------------
              TOTAL                                          $263,947,166   $296,705,933
                                                             ============   ============
NET ASSET VALUE PER UNIT                                     $     169.97   $     173.69
                                                             ============   ============
(Based on 1,494,282 and 1,630,261 Units outstanding)

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                 2001            2000            1999
                                                             ------------    ------------    ------------
REVENUES

Trading profit (loss):
    Realized                                                 $ 43,747,023    $  9,945,923    $  9,335,723
    Change in unrealized                                      (35,627,391)     38,113,338     (14,570,342)
                                                             ------------    ------------    ------------
        Total trading results                                   8,119,632      48,059,261      (5,234,619)

Interest income (Notes 1 and 4)                                 9,573,671      17,179,996      17,854,409
                                                             ------------    ------------    ------------
        Total revenues                                         17,693,303      65,239,257      12,619,790
                                                             ------------    ------------    ------------
EXPENSES

Brokerage commissions (Note 4)                                 15,061,052      21,916,843      28,008,137
Administrative fees (Note 4)                                      654,829         750,433         903,488
Ongoing offering costs (Note 1)                                      --           174,043         108,777
                                                             ------------    ------------    ------------
        Total expenses                                         15,715,881      22,841,319      29,020,402
                                                             ------------    ------------    ------------
INCOME (LOSS) BEFORE PROFIT SHARE
ALLOCATION AND MINORITY INTEREST                                1,977,422      42,397,938     (16,400,612)

Profit Share Allocation (Note 3)                               (5,986,223)     (2,594,804)     (4,207,762)

Minority interest in (income) loss                                  3,746         (27,502)          7,926
                                                             ------------    ------------    ------------
NET INCOME (LOSS)                                            $ (4,005,055)   $ 39,775,632    $(20,600,448)
                                                             ============    ============    ============
NET INCOME (LOSS) PER UNIT:
    Weighted average number of General Partner
      and Limited Partner Units outstanding (Note 5)            1,506,078       2,109,178       2,325,460
                                                             ============    ============    ============
    Net income (loss) per weighted average General Partner
        and Limited Partner Unit                             $      (2.66)   $      18.86    $      (8.86)
                                                             ============    ============    ============

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                             UNITS     GENERAL PARTNER  LIMITED PARTNERS     TOTAL
                           ---------   ---------------  ----------------  -------------
PARTNERS' CAPITAL,
   DECEMBER 31, 1998       2,037,826    $   2,667,093    $ 311,845,818    $ 314,512,911
Additions                    713,679        1,788,180      108,788,920      110,577,100
Net loss                        --           (289,113)     (20,311,335)     (20,600,448)
Redemptions                 (290,942)         (78,597)     (44,191,107)     (44,269,704)
                           ---------    -------------    -------------    -------------
PARTNERS' CAPITAL,
   DECEMBER 31, 1999       2,460,563        4,087,563      356,132,296      360,219,859
Additions                    108,883           23,717       15,854,642       15,878,359
Net income                      --            502,274       39,273,358       39,775,632
Redemptions                 (939,185)      (1,393,965)    (131,312,615)    (132,706,580)
                           ---------    -------------    -------------    -------------
PARTNERS' CAPITAL,
   DECEMBER 31, 2000       1,630,261        3,219,589      279,947,681      283,167,270
Additions                    115,245            8,813       18,532,359       18,541,172
Net loss                        --            (21,881)      (3,983,174)      (4,005,055)
Redemptions                 (251,224)        (649,567)     (43,076,830)     (43,726,397)
                           ---------    -------------    -------------    -------------
PARTNERS' CAPITAL,
   DECEMBER 31, 2001       1,494,282    $   2,556,954    $ 251,420,036    $ 253,976,990
                           =========    =============    =============    =============


See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE

CONSOLIDATED FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2001

The following per share unit and ratios have been derived from information provided in the financial statements.

                                                2001
                                              --------
Increase (Decrease) in Net Asset Value

PER SHARE OPERATING PERFORMANCE:
--------------------------------
Net asset value, beginning of year            $ 173.69
Realized trading profit                          27.81
Change in unrealized                            (23.56)
Interest income                                   6.28
Expenses                                        (14.25)
                                              --------
Net asset value, end of year                  $ 169.97
                                              ========
Total investment return, compounded monthly     -2.15%
                                              ========
RATIOS TO AVERAGE NET ASSETS:
-----------------------------
Expenses                                         8.39%
                                              ========
Net loss                                        -1.55%
                                              ========

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     ML JWH Strategic Allocation Fund L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996. When available for investment, the Partnership issues new units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each calendar month. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities through its joint venture (the "Joint Venture") with John W. Henry & Company, Inc. ("JWH(R)"), the trading advisor for the Partnership. MLIM Alternative Strategies LLC ("MLIM AS LLC"), formerly Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM") which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), the successor to Merrill Lynch Futures Inc. ("MLF") by merger, is the Partnership's commodity broker. MLIM AS LLC and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

     Effective May 31, 2001, MLIP converted to a Delaware limited liability company and changed its name. Effective August 14, 2001, Merrill Lynch Group, Inc. contributed all of the issued and outstanding shares of MLIM AS LLC to its affiliate MLIM in a tax-free reorganization. All of the officers of MLIP at the time continued with their former roles with MLIM AS LLC. The changes had no impact on the Partnership's investors. Effective November 2, 2001, MLF merged into its affiliate, MLPF&S, a wholly owned subsidiary of Merrill Lynch. MLPF&S became the successor party to the agreements between MLF and the Partnership. The terms of the agreements remained unchanged and the merger had no effect on the terms on which the Partnership's transactions were executed.

     The Joint Venture trades in the international futures and forward markets, applying multiple proprietary trading strategies under the direction of JWH(R). JWH(R) selects, allocates and reallocates the Partnership's assets among different combinations of JWH(R)'s programs--an approach which JWH(R) refers to as the "JWH Strategic Allocation Program."

     The consolidated financial statements include the accounts of the Joint Venture to which the Partnership contributed substantially all of its capital, representing a current equity interest in the Joint Venture of approximately 99%. All related transactions between the Partnership and the Joint Venture are eliminated in consolidation.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH MANAGEMENT

     Prior to June 2000, the Partnership invested a portion of its assets in obligations of the U.S. Treasury and certain U.S. government agencies ("Government Securities") under the direction of MLIM, within the parameters established by MLIM AS LLC, for which MLIM accepted no responsibility. These investments were carried at fair value. Effective June 2000, the Partnership liquidated the Government Securities held and now can invest a portion of its assets in Commercial Paper. These holdings generally have maturities of 30, 60 or 90 days and are held to maturity. The investments in Commercial Paper are directed by MLIM AS LLC. The Partnership did not hold Commercial Paper as of December 31, 2001.

     REVENUE RECOGNITION

     Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in Net unrealized profit on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Consolidated Statements of Operations.

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Consolidated Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

     ONGOING OFFERING COSTS, OPERATING EXPENSES AND SELLING COMMISSIONS

     MLIM AS LLC is entitled to receive, from the Partnership, ongoing offering cost reimbursements subject to a ceiling of up to .25 of 1% of the Partnership's average month-end assets in any fiscal year. MLIM AS LLC suspended the reimbursement on August 31, 2000, however, the reimbursement can be reinstated if the Partnership is opened to a new offering.

     MLIM AS LLC pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (See Note 3). MLIM AS LLC receives an administrative fee, as well as a portion of the brokerage commissions paid to MLPF&S by the Joint Venture (See Note 4).

     No selling commissions have been or are paid directly by the Limited Partners. All selling commissions are paid by MLIM AS LLC.

     INCOME TAXES

     No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Limited Partners are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2001 or 2000.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days' notice. Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. If an investor acquired Units at more than one time, Units are treated on a "first-in, first-out" basis for purposes of determining whether redemption charges are applicable. Redemption charges are subtracted from redemption proceeds and paid to MLIM AS LLC.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2026 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   CONDENSED SCHEDULE OF INVESTMENTS

     In March 2001, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position ("SOP") 01-1, "Amendment to Scope of Statement of Position 95-2,
     Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools" effective for fiscal years ending after December 15, 2001. Accordingly, commodity pools are now required to include a condensed schedule of investments identifying those investments which constitute more than 5% of net assets, taking long and short positions into account separately.

     The Partnership's investments, defined as Net unrealized profit on open contracts on the Consolidated Statement of Financial Condition, as of December 31, 2001, are as follows.

                                   LONG POSITIONS              SHORT POSITIONS
                                   --------------              ---------------        NET UNREALIZED
                            UNREALIZED      PERCENT OF   UNREALIZED      PERCENT OF   PROFIT (LOSS) ON   PERCENT OF
COMMODITY INDUSTRY SECTOR   PROFIT (LOSS)   NET ASSETS   PROFIT (LOSS)   NET ASSETS   OPEN POSITIONS     NET ASSETS
-------------------------   -------------   ----------   -------------   ----------   ----------------   ----------
Agriculture                   $  (10,988)        0.00%    $    760,155        0.30%       $    749,167        0.29%
Currencies                       511,386         0.20%      14,680,710        5.78%         15,192,096        5.98%
Energy                              --           0.00%        (530,666)      (0.21)%          (530,666)      (0.21)%
Interest rates                  (409,594)       -0.16%       2,348,107        0.92%          1,938,513        0.76%
Metals                          (752,911)       (0.30)%     (1,930,634)      (0.76)%        (2,683,545)      (1.06)%
Stock indices                    289,724         0.11%           --           0.00%            289,724        0.11%
                              ----------                  ------------                    ------------
Total                         $ (372,383)       (0.15)%   $ 15,327,672        6.04%       $ 14,955,289        5.89%
                              ==========                  ============                    ============


3.   JOINT VENTURE AGREEMENT

     The Partnership and JWH(R) entered into a Joint Venture Agreement as of the commencement of operations whereby JWH(R) contributed $100,000 to the Joint Venture and the Partnership contributed substantially all of its capital. As of October 30, 1998, the Joint Venture Agreement was amended to allow the Joint Venture Agreement to continue in effect until December 31, 2000 subject to automatic one-year renewals on the same terms, unless either the Partnership or JWH(R) elects not to renew. The Joint Venture Agreement was renewed for the year ended December 31, 2002. MLIM AS LLC is the manager of the Joint Venture, while JWH(R) has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

     Pursuant to the Joint Venture Agreement, JWH(R) and the Partnership share in the profits of the Joint Venture based on equity ownership provided that 20%, increased from 15% on October 1, 2000, of the Partnership's allocable quarterly New Trading Profits, as defined, are allocated to JWH(R). Losses are allocated to JWH(R) and the Partnership based on equity ownership.

     Pursuant to the Joint Venture Agreement, JWH(R)'s share of profits may earn interest at the prevailing rates for 91-day U.S. Treasury bills or such share of profits may participate in the profits and losses of the Joint Venture. For the years ended December 31, 2001, 2000 and 1999, JWH(R) received a profit share allocation of $5,861,385, $2,586,818 and $4,103,927 and earned interest of $124,838, $7,986 and $103,835 on such amounts, respectively.

4.   RELATED PARTY TRANSACTIONS

     Prior to June 2000, approximately 80% of the Joint Venture's U.S. dollar assets were managed by MLIM, pursuant to the guidelines established by MLIM AS LLC for which MLIM assumed no responsibility, in the Government Securities market. MLPF&S paid MLIM annual management fees of .20 of 1% on the first $25 million of certain assets of MLIM AS LLC-Sponsored-Funds("Capital"), including the Joint Venture's assets managed by MLIM, .15 of 1% on the next $25 million of Capital, .125 of 1% on the next $50 million, and .10 of 1% on Capital in excess of $100 million. Such fees were paid quarterly in arrears and were calculated on the basis of the average daily Capital managed by MLIM. As of June 2000, the Government Securities were liquidated and the management agreement with MLIM was terminated. Commercial Paper was then purchased. MLPF&S acts as custodian for the cash assets utilized in the Commercial Paper Program. As of December 31, 2001, no Commercial Paper was held by the Partnership.

     A portion of the Joint Venture's U.S. dollar assets is maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Joint Venture with interest at the prevailing 91-day U.S. Treasury bill rate. The Joint Venture is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit in excess of the interest which Merrill Lynch pays to the Joint Venture, from possession of such assets.

     Merrill Lynch charges the Joint Venture at prevailing local rates for financing realized and unrealized losses on the Joint Venture's non-U.S. dollar-denominated positions.

     The Joint Venture currently pays brokerage commissions to MLPF&S at a flat monthly rate of .479 of 1% (a 5.75% annual rate) of the Joint Venture's month-end assets. Prior to October 1, 2000, the brokerage commission rate was .646 of 1% per month (a 7.75% annual rate). The Joint Venture also pays MLIM AS LLC a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Joint Venture's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLIM AS LLC estimates that the round-turn equivalent commission rate charged to the Joint Venture during the years ended December 31, 2001, 2000 and 1999 was approximately $98, $121 and $264 (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

     MLPF&S pays JWH(R) annual Consulting Fees of 2%, reduced from 4% on October 1, 2000, of the Partnership's average month-end assets, after reduction for a portion of the brokerage commissions.

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding for the years ended December 31, 2001, 2000 and 1999 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

6.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The nature of this Partnership has certain risks, which cannot be presented on the financial statements. The following summarizes some of those risks.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit (loss) on such derivative instruments as reflected in the Consolidated Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLIM AS LLC has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of JWH(R), calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIM AS


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     LLC does not itself intervene in the markets to hedge or diversify the
     Partnership's market exposure, MLIM AS LLC may urge JWH(R) to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that JWH(R) has begun to deviate from past practice or trading policies or to be trading erratically, MLIM AS LLC basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by JWH(R) itself.

     CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Consolidated Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

     The Partnership, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in the Consolidated Statements of Financial Condition under Equity in commodity futures trading accounts.


                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                               Michael L. Pungello
                             Chief Financial Officer
                         MLIM Alternative Strategies LLC
                               General Partner of
                      ML JWH Strategic Allocation Fund L.P.

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